Exhibit 12

                             JAMES RIVER CORPORATION
                          of Virginia and Subsidiaries
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                            (Dollar amounts in 000's)

                                                        Fiscal Year Ended
                                      April     April  December  December  December   December
                                   30, 1989  29, 1990  30, 1990  29, 1991  27, 1992   26, 1993
                                        (53       (52       (35       (52       (52        (52
                                     weeks)    weeks)    weeks)    weeks)    weeks)     weeks)
                                                            (b)               (c,d)

Pretax income (loss) from
   continuing operations,
   before minority interests       $446,954  $371,501   $44,352  $115,170 $(182,817)   $14,115

Add:
  Interest charged to operations    171,964   198,743   133,716   191,344   192,962    183,035
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third) 19,900    23,400    15,100    19,891    19,426     19,094

      Total earnings, as adjusted  $638,818  $593,644  $193,168  $326,405   $29,571   $216,244
Fixed charges:
  Interest charged to operations   $171,964  $198,743  $133,716  $191,344  $192,962   $183,035
  Capitalized interest               28,793    25,475    10,759    31,740    12,778      5,291
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third) 19,900    23,400    15,100    19,891    19,426     19,094

      Total fixed charges          $220,657  $247,618  $159,575  $242,975  $225,166   $207,420

Ratio                                  2.90      2.40      1.21      1.34        --       1.04



See accompanying footnote explanations.

Exhibit 12 (continued)

                       JAMES RIVER CORPORATION
                    of Virginia and Subsidiaries
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                      (Dollar amounts in 000's)

                                                      Nine
                                                     Months
                                                      Ended
                                                Sept. 26,  Sept. 25,
                                                     1993       1994
                                               (39 Weeks) (39 Weeks)

Pretax income (loss) from continuing
  operations, before minority interests           $25,701     $9,116

  Add:
    Interest charged to operations                134,669    146,600

    Portion of rental expense representative of
      interest factor (assumed to be one-third)    14,570     14,320

      Total earnings, as adjusted                $174,940   $170,036

Fixed charges:
  Interest charged to operations                 $134,669   $146,600

  Capitalized interest                              4,496      2,114

  Portion of rental expense representative of
    interest factor (assumed to be one-third)      14,570     14,320

    Total fixed charges                          $153,735   $163,034

Ratio                                                1.14       1.04


See accompanying footnote explanations.
Exhibit 12 (continued)

                       JAMES RIVER CORPORATION
                    of Virginia and Subsidiaries

     NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1990, the Company changed its fiscal year from one ending on the last Sunday in April to one ending on the last Sunday in December. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this period.

(c) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the year ended December 27, 1992, earnings were inadequate to cover fixed charges by $195.6 million.